Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Mike McGrew (Beer): 312-873-9317 Alicia Laury (U.S. W&S): 415-912-3851 Michelle Saba (Canada): 905-564-6906 x5771	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Announces Executive
Appointments in Beer and Wine & Spirits Divisions

Paul Hetterich and Bill Newlands taking on expanded leadership roles

VICTOR, N.Y., Jan. 25, 2016 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today several executive appointments across the organization to further bolster its business and support the company’s long-term growth strategies.
“These appointments illustrate the strength of leadership and the depth of talent at Constellation Brands,” said Rob Sands, president and chief executive officer, Constellation Brands. “As we tap the next generation of Constellation leaders, we are strengthening our organization by making changes that allow for continued growth and development of our leaders, while ensuring continuity that sustains and builds upon our dynamic growth. This is an exciting time for our company and our people as we build for our future.”
Bill Hackett, who has been with Constellation Brands since 1984 and currently serves as president of Beer, has been named to the newly created role of chairman of Beer. Hackett will continue to report to Rob Sands and remain a member of the Executive Management Committee. In his new role as chairman, Hackett will continue to provide guidance and insights on business strategies and long-term vision for the beer business.
Paul Hetterich has been named president of Beer reporting to Rob Sands. Hetterich has been with the company since 1986, and most recently served as executive vice president, Corporate Development and Beer Operations. In addition to his current responsibilities for beer operations, Hetterich will now have oversight for the commercial functions of the beer business as well.
Bruce Jacobson has been promoted to chief commercial officer, Beer and will assume additional responsibility for commercial operations reporting to Paul Hetterich. Jacobson has led the Beer Division sales team since 2004.

“I am incredibly proud of what our Beer business has achieved, but I’m even more excited about the future of our business,” said Bill Hackett, chairman of Constellation Brands’ Beer Division. “Over the years, we’ve built a strong team with a focus on developing the next generation of leaders. These promotions are a continuation of that process. This is the right time to make these changes. Our beer business is performing well and we have great momentum in the marketplace. I look forward to the continued success of our Beer Division.”
Bill Newlands has been named president of the Wine & Spirits Division and will continue to report to Rob Sands. Bill will also retain responsibility for the Growth Organization which provides insights and innovation activities across the company. Ben Dollard, who was most recently president of Constellation’s Canadian Business, has been named chief growth officer and will have responsibility across both the Beer and Wine & Spirits Divisions for driving the growth agenda. Dollard has been with Constellation since 2001 and has strong brand building, sales, marketing, and production experience. Dollard will report to Newlands and also have reporting responsibility to Hetterich.
Jay Wright, currently president of Wine and Spirits, was named president of Constellation’s Canadian Business and will continue to report to Rob Sands. Wright’s strong relationships and deep knowledge and understanding of the Canadian marketplace will help drive the continued growth of the Canadian business.
All executive appointments are effective Jan. 26, 2016.

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2015, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine, selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and more than 8,300 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

# # #